Exhibit 5.1

McGrath North Mullin & Kratz, PC LLO

1601 Dodge Street Suite 3700

First National Tower

Omaha, Nebraska 68102

September 20, 2017

Condor Hospitality Trust, Inc.

4800 Montgomery Lane, Suite 220

Bethesda, MD 20814

Ladies and Gentlemen:

We have acted as counsel for Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”) and Condor Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership”) and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated September 20, 2017 (The “Prospectus Supplement”), relating to the offering by the Company from time to time of up to an aggregate of $50,000,000 of shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which shares are registered under the Registration Statement on Form S-3 (File No. 333-220182) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on September 11, 2017.

The Shares are to be sold by the Company pursuant to an Equity Distribution Agreement dated September 20, 2017 (the “Equity Distribution Agreement”) by and among the Company and the Operating Partnership, on the one hand, and KeyBanc Capital Markets Inc. and BMO Capital Markets Corp., on the other hand, as sales agents, a copy of which has been filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the General Corporation Law of the State of Maryland as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to a Current Form on Form 8-K (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to McGrath North Mullin & Kratz, PC LLO therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McGrath North Mullin & Kratz, PC LLO

McGrath North Mullin & Kratz, PC LLO

2